Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 12:49 PM 07/30/2012 FILED 12:32 PM 07/30/2012 SRV 120884061 - 5191011 FILE

CERTIFICATE OF FORMATION

OF

TRONOX FINANCE LLC

This Certificate of Formation is being executed as of July 30, 2012, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is Tronox Finance LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Michael J. Foster
Michael J. Foster, an Authorized Person